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                                 PROMISSORY NOTE
                                                                    Exhibit A to
                                                Security Agreement No.: 20-00094

$600,000.00
- ------------


                                                                   April 8, 1996

     FOR VALUE RECEIVED, the undersigned, hereinafter called "Borrower", promises to pay to the order of Lyon Credit Corporation, hereinafter called "Payee", at its office located at 1266 East Main Street, Stamford, Connecticut 06902, or at such other place as Payee may from time to time designate, the principal sum of Six Hundred Thousand and no/100 Dollars ($600,000.00), together with interest thereon at the rate of 9.6% per annum, with principal and interest payable in Sixty (60) consecutive monthly installments, commencing May 1, 1996, and continuing on the same date of each month thereafter until this
Note is fully paid, with each installment in the amount of Twelve Thousand Five Hundred ninety-seven and 04/100 Dollars ($12,597.04).


     The interest rate stated above is based on the corresponding term U.S. Treasury Note Rate as of March 25, 1996, (the "Effective Date"). Borrower and Payee agree that any change in the U.S. Treasury Note, from the Effective Date to the date of funding of the extension of credit evidenced by this Note, will result in a corresponding change in the interest rate for this Note.

     This Note is referred to in and is entitled to the benefits of that certain Security Agreement No. 20-00094 , dated as of April 8, 1996, (the "Security Agreement") and Schedule No. 0210-001 thereto, dated as of even date herewith (the "Schedule") by and between the Borrower and Payee, encumbering and granting a security interest in certain property and securing the indebtedness described herein.

     All payments received in respect of this Note shall be applied, first, to accrued interest and then to principal. The acceptance by Payee or any holder hereof of any payment which is less than the full amount then due and owing shall not constitute a waiver of Payee's or such holder's right to receive payment in full at such time or at any prior or subsequent time.

     Borrower shall, upon the occurrence of an "Event of Loss" (as that term is defined in the Security Agreement) with respect to any Item of Collateral described in the Schedule, prepay this Note by that amount and in the manner provided in the Security Agreement.

     Borrower may, on any regular installment payment date, prepay in full, but not in part, the then entire unpaid principal balance hereof together with all accrued unpaid interest thereon to the date of such prepayment, provided that along with and in addition to such prepayment Borrower shall pay (i) a

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prepayment premium equal to two per cent (2%) of the principal balance prepaid for each full or partial year by which the prepayment date antedates the scheduled date of final installment of principal hereunder, and (ii) any and all other sums due hereunder and/or under the Security Agreement.

     Time is of the essence hereof. If payment of any installment or any other sum due under this Note or Security Agreement is not paid within ten (10) days after its due date, Borrower agrees to pay a late charge of five cents (5CENTS) per dollar on, and in addition to, the amount of each such payment, but not exceeding the lawful maximum rate . In the event Borrower shall fail to make any payment under this Note within ten (10) days after its due date or if any other "Event of Default" (as that term is defined in the Security Agreement) shall occur, then, the entire unpaid principal balance hereof with accrued unpaid interest thereon together with all other sums payable under this Note or the Security Agreement, shall, at the option of Payee and without notice or demand to Borrower, become immediately due and payable, such accelerated balance bearing interest until paid at the default rate of fifteen percent (15%) per annum , or if prohibited by law, at such lesser rate that is not prohibited by law.

     Notwithstanding the foregoing, if at any time implementation of any provision hereof shall cause any amount contracted for or charged herein or collectable hereunder to exceed any applicable lawful maximum rate, then the interest shall be limited to lawful maximum.

     Borrower and all sureties, endorsers, guarantors and any others who may at any time become liable for the payment hereof hereby consent to any and all extensions of time, renewals, waivers, and modifications of, and substitutions or releases of security or of any party primarily or secondarily liable, on, this Note or the Security Agreement or any of the terms and provisions of either that may be made, granted or consented to by Payee, and agree that suit may be brought and maintained against any one or more of them, at the election of Payee, without joinder of the others as parties thereto, and that Payee shall not be required to first foreclose, proceed against, or exhaust any security herefor in order to enforce payment by them, or any one or more of them, of this note. Borrower and all sureties, endorsers, guarantors or any others who may at any time become liable for the payment hereof hereby severally waive: presentment, notice of nonpayment, demand for payment, notice of dishonor, and all other notices in connection with this Note; filing of suit; diligence in collecting on this Note or enforcing any of the security herefor; and all benefits of valuation, appraisement and exemption laws, and further severally agree to pay, if permitted by law, all expenses incurred in collection, including, without limitation, reasonable attorney's fees.

     If Borrower is a corporation, it and the persons signing on its behalf represent and warrant that the execution and delivery of this Note has been authorized by its board of directors and by all other necessary and appropriate corporate and shareholder action.

     This Note is transferable in accordance with the terms of the Security Agreement.

     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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     IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written.


                                   WEGENER COMMUNICATIONS, INC.,
                                   as Borrower

                                   By:  /s/ C. Troy Woodbury, Jr.
                                        --------------------------

                                   Name: C. Troy Woodbury, Jr.
                                         -------------------------

                                   Title: Exec. V. P. & COO
                                         -------------------------

                                   Attest: /s/ J. Elaine Miller
                                          -----------------------

                                   Name: J. Elaine Miller
                                         ------------------------

                                   Title: Secretary
                                         ------------------------

                                                (Seal)


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